Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces First Quarter 2024 Operating Results
SAN FRANCISCO, April 25, 2024 — The Federal Home Loan Bank of San Francisco (Bank) today announced its unaudited first quarter 2024 operating results. Net income for the first quarter of 2024 was $124 million, a decrease of $71 million compared with net income of $195 million for the first quarter of 2023. Net income for the first quarter of 2023 included $43 million of net income resulting from higher advance prepayments relative to the first quarter of 2024, which is not expected to occur at similar levels in the future, net of third-party payments to unwind interest rate swaps at fair value.
“The Federal Home Loan Bank of San Francisco continues to be a critical engine of economic vitality across our three-state region,” said Teresa Bryce Bazemore, president and chief executive officer. “In the first quarter of 2024, we remained an important provider of on-demand, low-cost liquidity to our member institutions, supporting community lending and economic health. Investing in a range of mandatory and voluntary affordable housing programs remains core to our mission and we are currently working with our members to engage in impactful affordable housing and economic development initiatives for the competitive 2024 grant cycle.”
The $71 million decrease in net income relative to the prior-year period was primarily attributable to a decrease in net interest income of $137 million, partially offset by an improvement in other income/(loss) of $62 million.
–The $137 million decrease in net interest income was primarily attributable to $93 million in net advance prepayment fees in the prior-year period, which were significantly lower in the first quarter of 2024. The decrease in net interest income compared to the prior-year period was also attributable to lower average balances of interest-earning assets and higher costs of interest-bearing liabilities, partially offset by higher yields on interest-earning assets and lower average balances of interest-bearing liabilities.
–The $62 million improvement in other income/(loss) was primarily driven by $45 million in net realized losses recognized in the prior-year period from derivatives economically hedging prepaid advances, along with $30 million of income recognized in the first quarter of 2024 in connection with the termination of a long-term funding arrangement entered into with a member borrower in 2017.
At March 31, 2024, total assets were $88.0 billion, a decrease of $4.8 billion from $92.8 billion at December 31, 2023. Advances decreased by $4.4 billion to $56.9 billion at March 31, 2024, from $61.3 billion at December 31, 2023. Investments at March 31, 2024, were $29.9 billion, a net decrease of $398 million from $30.3 billion at December 31, 2023, attributable to decreases of $293 million in short-term investments and $105 million in mortgage-backed securities.
Consistent with the Bank's community programs, the Bank allocated $63.4 million, or 10% of the Bank’s 2023 earnings, to its 2024 Affordable Housing Program (AHP), an annual statutory grant program that supports the creation, preservation, or purchase of affordable housing. This program includes the AHP General Fund which awards grants to projects located in the Bank’s three-state district such as the new AHP Nevada Targeted Fund that is in its second year and will award grants to qualified projects in Nevada, and the Workforce Initiative Subsidy for Homeownership (WISH) Program of which $13 million has been set aside. The WISH Program enables the Bank's members to deliver $4-to-$1 matching grants up to $30,806 to eligible low- and moderate-income first-time homebuyers for downpayments and closing costs to help them purchase a home.
As part of the Bank's ongoing commitment to contribute up to 15% in total of annual income to affordable housing and community economic development programs and initiatives that strengthen the communities the Bank serves in partnership with its members, the Bank has voluntarily allocated 5% of its 2023 earnings, which amounts to $32 million to affordable housing and economic development programs, in addition to its annual AHP contribution. As a part of this commitment, the Bank’s board has approved a renewal of the successful Middle-Income Downpayment Assistance program that was piloted in 2023 with $10 million in grant funding and designed to help aspiring homebuyers who make up the “missing middle” in the Bank’s high-cost district become homeowners. Because of the enthusiastic response of the Bank’s members to this voluntary program, the board has doubled its funding for this program in 2024 to $20 million as allocated from the Bank’s 2023 earnings, to provide grants of up to $50,000 to each eligible homebuyer in their pipeline. Also, the board has approved a voluntary contribution of $4 million to the Access to Housing and Economic Assistance for Development grant program, which is entering its 20th year of boosting innovative initiatives aimed at advancing economic development opportunities in underserved communities.
As of March 31, 2024, the Bank exceeded all regulatory capital requirements. The Bank exceeded its 4.0% regulatory requirement with a regulatory capital ratio of 8.4% at March 31, 2024. The increase in the regulatory capital ratio from 8.0% at December 31, 2023, mainly resulted from the decrease in total assets during the first quarter of 2024. The Bank also exceeded its risk-based capital requirement of $1.1 billion with $7.4 billion in permanent capital. Total retained earnings increased to $4.4 billion at March 31, 2024, from $4.3 billion at December 31, 2023.
Today, the Bank’s board of directors declared a quarterly cash dividend on the average capital stock outstanding during the first quarter of 2024 at an annualized rate of 8.75%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend rate that is equal to or greater than the current market rate for highly rated investments and that is sustainable under current and projected earnings while maintaining appropriate levels of capital. The quarterly dividend will total $66 million, and the Bank expects to pay the dividend on May 9, 2024.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Mar 31, 2024	Dec 31, 2023
Total Assets	$88,026	$92,828
Advances	56,912	61,335
Mortgage Loans Held for Portfolio, Net	742	754
Investments, Net[1]	29,896	30,294
Consolidated Obligations:
Bonds	64,405	64,297
Discount Notes	14,378	19,187
Mandatorily Redeemable Capital Stock	666	706
Capital Stock – Class B – Putable	2,392	2,450
Retained Earnings	4,361	4,290
Accumulated Other Comprehensive Income/(Loss)	27	(72)
Total Capital	6,780	6,668

Selected Other Data at Period End	Mar 31, 2024	Dec 31, 2023
Regulatory Capital Ratio[2]	8.43%	8.02%

	Three Months Ended
Selected Operating Results for the Period	Mar 31, 2024	Mar 31, 2023
Net Interest Income	$150	$287
Provision for/(Reversal of) Credit Losses	(4)	(1)
Other Income/(Loss)	36	(26)
Other Expense	50	45
Affordable Housing Program Assessment	16	22
Net Income/(Loss)	$124	$195

	Three Months Ended
Selected Other Data for the Period	Mar 31, 2024	Mar 31, 2023
Net Interest Margin[3]	0.69%	0.88%
Return on Average Assets	0.56	0.60
Return on Average Equity	7.49	10.14
Annualized Dividend Rate[4]	8.75	7.00
Average Equity to Average Assets Ratio	7.52	5.93

1.    Investments consist of federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2.    The regulatory capital ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability) but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of March 31, 2024, and December 31, 2023, was $7.4 billion.
3.    Net interest margin is calculated as net interest income (annualized) divided by average interest-earning assets.
4.    Cash dividends are declared, recorded, and paid during the period, on the average capital stock outstanding during the previous quarter.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions propel homeownership, finance affordable housing, drive economic vitality, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant, equitable, and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Report on Form 10-K and other periodic and current reports that we may file with the Securities and Exchange Commission, as well as regulatory and accounting rule adjustments or requirements; the application of accounting standards relating to, among other things, certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments; the allowance for credit losses; future operating results; the withdrawal of one or more large members; high inflation and interest rates that may adversely affect our members and their customers; and our ability to pay a quarterly dividend rate that is equal to or greater than similar current rates for highly rated investments. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Tom Flannigan, (415) 616-2695
flannigt@fhlbsf.com